PRICING SUPPLEMENT NO. 4                                       Rule 424(b)(2)
(To Prospectus dated June 25, 1998 and Prospectus            File No.33-49285
Supplement dated July 30, 1999)

                             EASTMAN KODAK COMPANY
                          Medium-Term Notes, Series A
                              Floating Rate Notes
                    Due 9 months or More from Date of Issue

Principal amount:                   $150,000,000

Issue date:                         June 26, 2001

Stated maturity:                    September 16, 2002

Interest rate:                      3-month LIBOR + .15%

Interest payment dates:             March 16, June 16, September 16 and
                                    December 16

Issue price:                        100%

Agents:                             Credit Suisse First Boston Corporation
                                    Lehman Brothers Inc.
                                    ABN AMRO Incorporated
                                    BNP Paribas Securities Corp.
                                    Fleet Securities, Inc.
                                    J.P. Morgan Securities, Inc.
                                    Mizuho International plc
                                    Salomon Smith Barney, Inc.
                                    Scotia Capital (USA) Inc.


Agents' discount or commission:     .16%

CUSIP number:                       27746QAD6

ISIN number:                        US27746QAD60

Base Rate:                          3-month LIBOR

Interest rate reset dates:          March 16, June 16, September 16 and
                                    December 16

Spread (+/-):                       +.15%

Spread multiplier:                  N/A

Maximum interest rate:              N/A

Minimum interest rate:              N/A

Indexed note:                           Yes       X   No
                                    ---          ---

                                    If yes, the principal amount and the
                                    interest payable will be determined in
                                    the following manner:

Index maturity:

Redemption:                          X   We cannot redeem this note prior
                                    ---  to maturity

                                         We can redeem this note prior to
                                    ---  maturity

                                         redemption date    redemption price
                                         ---------------    ----------------

Optional repayment:                  X   You cannot elect to have this note
                                    ---  repaid prior to maturity

                                         You can elect to have this note
                                    ---  repaid prior to maturity

                                         repayment date     repayment price
                                         --------------     ----------------

Original Issue Discount note:            Yes     X   No
                                    ---         ---

                                    Total amount of original issue discount:
                                    Yield to maturity:
                                    Initial accrual period original issue
                                    discount:

Amortizing note:                         Yes     X   No
                                    ---         ---

Optional Interest Rate Reset:            Yes     X   No
                                    ---         ---

Extension of Maturity                    Yes     X   No
                                    ---         ---

Other terms:                        If the notes are amortizing notes or the
                                    notes have an optional interest rate
                                    reset or the possibility of an extension of maturity, or if there are other additional features of these notes that have not been described, we will provide additional information below.

On June 21, 2001, we increased the size of our Series A Medium-Term Note program from $1,000,000,000 to $2,200,000,000. So far, we have issued $1,000,000,000 of notes, including the notes covered by this pricing supplement and $500,000,000 of fixed rate notes being issued at the same time.

Certain legal matters will be passed upon for the agents by Sidley Austin Brown & Wood LLP.

             The date of this pricing supplement is June 21, 2001.